Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE

Penson Announces Preliminary Agreement to Reduce Corporate Debt

•	Proposed transaction would speed Penson’s transition to a new, stronger capital structure

•	Company also announces 4Q11 results, including non-cash impairment of goodwill and deferred tax allowance

•	Continued progress with strategic initiatives, including significant pay down of bank revolver

•	Cost savings program expanded and starting to take effect

•	US clearing operations maintains more than 5 times required regulatory capital

•	With Broadridge conversion completed, Penson on-boarding new business again

DALLAS, TX, March 13, 2012 — Penson Worldwide, Inc. (NASDAQ: PNSN) today announced that it has continued to take major steps forward with its previously announced strategic initiatives to strengthen its balance sheet, increase liquidity and improve performance in the face of challenging industry conditions.

The Company announced that entities holding more than a majority of Penson’s $281 million parent company long-term funded debt have agreed to a restructuring support agreement providing for the reduction of that debt through an Exchange Offer for new debt and equity securities. The proposed transactions are subject to approval and acceptance of debt holders, among other parties, and other conditions. The Company intends to close the proposed transactions as soon as practicable.

The Company also reported results for the fourth quarter ended December 31, 2011, which included a non-cash impairment of all the goodwill associated with previous acquisitions that became part of Penson Financial Services, Inc. (PFSI) and its Futures Division. This impairment had no effect on regulatory capital.

Debt Reduction & Exchange

“We are pleased to have reached this agreement with owners of a majority of our long-term funded corporate debt – a move that we expect will significantly strengthen the Company’s financial position and core business,” said Philip A. Pendergraft, Chief Executive Officer.

“Under the plan, we would eliminate approximately $176 million of debt and $30 million of annual cash interest expense, increase equity at our parent company, and potentially realize a significant one-time gain as a result of this exchange. Combined with our cost savings, which are just beginning to be realized, our plan is to get Penson to be as close as possible to break even on a cash basis in the second half of 2012.

“While we are current with all our debt and interest payments, we believe this is the best way to speed the transition to our new model in the face of today’s lower trading volumes and prolonged low interest rates.”

Pursuant to the restructuring:

•

Penson’s $200 million 12.5% Senior Secured Second Lien Notes due 2017 would be exchanged for a combination of (i) $100 million of Senior Secured First Lien Notes due 2017, and (ii) $100 million of a newly issued non-convertible Series A Senior Preferred Stock redeemable in 2017 (“Series A Preferred Stock”) with 80% voting rights across all classes of Penson’s equity securities. Both would have a 12.5% payment in kind coupon. Entities representing approximately over 50% of the Senior Secured Second Lien Notes have agreed to support these terms, subject to certain terms and conditions.

•

Penson’s $60 million 8% Senior Convertible Notes due 2014 would be exchanged for (i) $5.0 million of Senior Secured Notes, (ii) $20 million of the Series A Senior Preferred Stock, (iii) $35 million of newly issued, perpetual, non-convertible and limited voting Series B Preferred Stock and newly issued shares of common stock representing 51.6% of Penson common stock post the exchange. The Series B shares would have a 12.5% payment in kind coupon. Entities representing approximately 70% of the Senior Convertible Notes have agreed to these terms.

•

Broadridge Financial Services, Inc., which holds the LIBOR + 5.5% Seller Note due 2015 with an original principal amount of $21 million, has agreed to exchange its note for Penson common stock representing, together with its existing holdings, 9.9% of Penson common stock post the exchange.

The exchange offer is subject to certain conditions including, formal approval by entities that own at least 95% of the Senior Secured Second Lien Notes and 95% of the Senior Convertible Notes, and Broadridge, in addition to regulators, among others. After giving effect to the exchange, the existing common stockholders (excluding Broadridge) will hold approximately 38.5% of Penson’s outstanding common stock. In addition there will be $105 million of Senior Secured First Lien Notes, $120 million of aggregate liquidation preference Series A Preferred Stock and $35 million of aggregate liquidation preference Series B Preferred Stock, all of which will be senior in right of payment to the common stock. Following the consummation of the exchange, the Company will consider effecting a reverse stock split.

Moelis & Company, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Morgan, Lewis & Bockius LLP are serving as Penson’s financial and legal advisors, respectively, in connection with the transactions.

This press release is being filed pursuant to Rule 135c under the Securities Act of 1933. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The New Senior Secured Notes, the Series A Senior Preferred Stock, the Series B Preferred Stock, the common stock and the exchange offer have not been registered under the Securities Act of 1933, or any applicable state securities laws and may not be offered, sold or exchanged in the United States, absent registration or an applicable exemption from such registration requirements.

Other Strategic Initiatives

During and subsequent to the fourth quarter of 2011, Penson achieved substantial progress with its other strategic initiatives:

•

Significant Bank Revolver Pay Down: The Company in March paid down all but $280,000 of the $7 million balance of its bank revolver as of December 31, 2011 and expects to repay the balance and terminate this agreement by the end of the month. During the fourth quarter of 2011, the Company paid down $18 million.

•

Closing of Penson’s UK Subsidiary: In late December, the Company announced its decision to close its UK subsidiary, Penson Financial Services Ltd, and sell certain of its assets. In March, approximately $7 million in capital was released to Penson Worldwide and $1.5 million more is anticipated to be released by final closing, which is currently expected in May.

•

Sale of Penson’s Canadian Subsidiary: In late December, the Company engaged Financial Technology Partners LP and FTP Securities LLC to manage the sale of its Canadian subsidiary, Penson Financial Services Canada Inc. That process is now under way.

•

Cost Savings: In January, the Company completed the conversion of the balance of PFSI’s equity and options correspondents to the Broadridge securities processing platform. That conversion, plus other cost savings, is now expected to reduce annual expenses by approximately $34.0 million (of which $25.0 million would benefit continuing operations). The Company anticipates first quarter 2012 continuing operations should benefit by approximately $4.25 million of actual cost savings from this program and second quarter 2012 by approximately $2.0 million more.

•

Sale of Penson’s Australian Subsidiary: In November, the Company completed the sale of Penson Financial Services Australia Pty Ltd for $33.0 million in cash, resulting in a $14.4 million pre-tax gain in discontinued operations for the fourth quarter of 2011. As a consequence, net income from discontinued operations was $4.3 million, or $0.16 per share, for the fourth quarter ended December 31, 2011, compared to net loss of $4.0 million, or ($0.14) per share, for the third quarter ended September 30, 2011.

Regulatory Capital, Correspondent Count & New Business

•

Regulatory Capital: The Company’s US subsidiary, Penson Financial Services, Inc. (PFSI), remains in strong financial position, with more than five times the minimum requirement of regulatory capital. At December 31, 2011, regulatory capital totaled $143 million, compared to a requirement of $27 million. During the fourth quarter of 2011, approximately $6.5 million of capital was temporarily deducted from regulatory calculations until the Broadridge conversion was completed in mid-January.

•

Correspondent Count & New Business: At December 31, 2011, PFSI had a signed “pipeline” of 38 new correspondents, up 23% from 31 at the end of September. At year end, PFSI had 323 revenue-generating correspondents compared to 330 at September 30, 2011. Securities clearing operations declined by 10 relatively small correspondents, for a total of 255, while futures operations increased 3, for a total of 68. Due principally to the technology conversion, PFSI refrained from on boarding new correspondents, but continued to sign new business.

Results from Continuing Operations

“In looking at our fourth quarter results from continuing operations, it is important to note that while we are reporting a net loss of $185 million, exclusive of non-recurring items, all but approximately $14 million of it was non-cash,” said Mr. Pendergraft.

•

Pre-Tax Results (excluding non-recurring items): Net revenues totaled $42.7 million for the fourth quarter ended December 31, 2011 as compared to $54.2 million for the third quarter ended September 30, 2011. Excluding non-recurring items in both periods, as described below, continuing operations had a pre-tax operating loss of $23.4 million for the fourth quarter of 2011, which included non-cash expenses of about $9.1 million, as compared to a loss of $10.5 million for the third quarter of 2011. Continuing operations include PFSI and its Penson Futures Division, and Nexa Technologies, Inc.

•

Analysis: Continuing operations were affected by declines in net revenues from significantly lower industry wide trading volumes and securities lending, which followed the events at MF Global; the previously announced mid-third quarter 2011 conversion out of certain business of correspondent TD Ameritrade, f/k/a thinkorswim, to self clearing; and approximately $2.0 million in additional communications and data processing expenses for operating two systems as PFSI was converting the balance of its securities correspondents to the Broadridge platform.

•	Non-Recurring Items: Included in expenses are a pre-tax $7.0 million non-cash bad debt expense and a pre-tax $137.4 million non-cash impairment of goodwill.

During the fourth quarter of 2011, significant reductions in trading volumes and, importantly reports from the Federal Reserve that the targeted federal funds rate would remain at the current historical lows at least through the majority of 2014, led the Company to determine that the future outlook for trading volumes and interest rates had significantly declined. This in turn influenced management’s assumptions regarding revenue levels that could be expected to be reached in the future. Applying these revised assumptions, the Company’s discounted cash flow analysis resulted in a determination that the goodwill associated with previous acquisitions that became part of PFSI and its futures division should be reduced.

The third quarter of 2011 had $4.6 million in pre-tax non-recurring items in other revenues, other expenses, occupancy and equipment and employee compensation.

•

Deferred Tax Asset: As a result of the Company’s continued losses, management evaluated whether as of December 31, 2011, it was more likely than not that the Company would be able to utilize its deferred tax assets (DTA). Management concluded that it was not more likely than not that the DTA would be utilized. As a result, the Company recorded a full deferred tax valuation allowance. This resulted in additional income tax expense of $74.8 million, which resulted in income tax expense of $17.2 million in the fourth quarter. Penson can use its DTA if performance improves or it generates a gain.

•

Loss from Continuing Operations: The Company reported a loss of $184.7 million, or ($6.68) per share, for the fourth quarter ended December 31, 2011 as compared to a loss of $8.2 million, or ($0.29) per share, for the third quarter ended September 30, 2011. Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and stock-based compensation) was a loss of $7.3 million for the quarter and earnings of $21.4 million for the year ended December 31, 2011.

Appointment of Michael Chochon as Chief Financial Officer

Penson also announced the appointment of Michael Chochon as Executive Vice President of the Company and its principal operating subsidiary, Penson Financial Services, Inc., effective March 12, 2012. At the same time Penson announced that Kevin McAleer, Executive Vice President & Chief Financial Officer of the Company, is retiring effective March 31, 2012. Once the Company’s financial reporting for the 2011 fiscal year is complete, Mr. Chochon will assume the role of Chief Financial Officer of the Company and of Penson Financial Services, Inc.

“We are extremely pleased to have Michael join our team,” said Mr. Pendergraft. “Michael has a wealth of experience in our industry and joins Penson at an important junction in our history. His expertise will be invaluable in continuing to implement the strategic initiatives we have outlined today.”

“At the same time, we want to thank Kevin for his many years of service to Penson,” Mr. Pendergraft, said.

Mr. Chochon has more than 13 years’ experience as a financial officer in the brokerage industry, most recently at TD Ameritrade, where he held positions as Managing Director of Trading & Risk, Financial Operations Principal and Treasurer, and at E*Trade Financial. In his more than 20 years of experience in corporate finance Mr. Chochon has dealt extensively with rating agencies, banks, securities lending and debt facilities. He started his career at Ernst &Young and has also worked with Oracle Corporation and Iomega.

Conference Call

Penson will host a conference call today, Tuesday, March 13, 2012, at 5:00 PM Eastern Time (4:00 PM Central Time) to discuss this news release and other related subjects. The call will be accessible live via a webcast on the Penson Investor Relations section of www.penson.com along with supporting materials. A webcast replay will be available shortly thereafter. Access the webcast link in advance to download any necessary software.

Non-GAAP Financial Measures

The Company uses certain non-GAAP measures of financial performance to supplement the unaudited financial statements presented in accordance with GAAP. The Company presents non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

EBITDAS (earnings before interest, taxes, depreciation, amortization and stock-based compensation) is considered a non-GAAP financial measure as defined by SEC Regulation G. The Company considers EBITDAS an important measure of our financial performance and of our ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDAS eliminates the non-cash effect of tangible asset depreciation and amortization, intangible asset amortization and stock-based compensation.

The Company also considers “Adjusted EBITDA” (another non-GAAP financial measure as defined by SEC Regulation G) an important measure of our financial performance and of our ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. “Adjusted EBITDA” eliminates the effect in the fourth quarter ended December 31, 2011 of litigation, severance costs, restructuring costs, bad debt, goodwill and intangible asset impairment, and Ridge earn out adjustment and also eliminates the effect in the year ended December 31, 2011 of the CME shares mark to market, non-cash write down of nonaccrual receivables, Pension Asia closure, and other. EBITDAS and “Adjusted EBITDA” should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

About Penson Worldwide: www.penson.com

The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., and Nexa Technologies, Inc., among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide—Building the Best Clearing and Execution Services Firm in the World.

Penson Financial Services, Inc. is a member of FINRA, New York Stock Exchange, NYSE Arca Exchange, NYSE Amex Equities, NYSE Amex Options, BATS Exchange, Direct Edge Exchanges (EDGA and EDGX), Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange, NASDAQ OMX BX, NASDAQ OMX PHLX, NASDAQ Stock Market, NASDAQ LIFFE, LLC, National Stock Exchange, Options Clearing Corp., Fixed Income Clearing Corp., MSRB, National Securities Clearing Corp., DTC, Euroclear, and SIPC. Penson Financial Services, Inc. is also a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, New York Mercantile Exchange, Comex, Kansas City Board of Trade, Minneapolis Grain Exchange, NYSE Liffe US, NYSE Euronext LIFFE, ONEChicago, ICE CLEAR Europe and ICE Futures USA.

Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNSX Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian Alternative Trading Systems.

Penson Financial Services Ltd. is a member of the London Stock Exchange, Chi-X Europe, BATS Europe, NYSE Arca, NYSE Euronext, and SmartPool, and is authorized and regulated by the Financial Services Authority.

Forward-Looking Statements: Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.

Note: This news release is not an offer to buy or sell or the solicitation of an offer to buy or sell any of the securities described herein, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The exchange offer will be made only pursuant to a registration statement to be filed with the Securities and Exchange Commission.

Contacts: Gary Fishman (gary.fishman@anreder.com), Steven Anreder (steven.anreder@anreder.com), or Michael Shallo (michael.shallo@anreder.com), of Anreder & Company, at +1-212-532-3232

PENSON 4Q11 RESULTS

Penson Worldwide, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
Revenues
Clearing and commission fees	$20,492	$25,901	$30,131	$104,359	$110,753
Technology	5,086	5,675	5,167	22,055	20,419
Interest, gross	13,268	19,821	24,173	81,541	82,227
Other	7,296	6,151	8,939	30,853	35,396

Total revenues	46,142	57,548	68,410	238,808	248,795
Interest expense from securities operations	3,431	5,350	5,761	21,476	19,738

Net revenues	42,711	52,198	62,649	217,332	229,057

Expenses
Employee compensation and benefits	17,468	19,420	22,329	75,907	92,477
Floor brokerage, exchange and clearance fees	7,816	9,340	8,148	35,765	31,171
Communications and data processing	16,144	15,153	14,300	60,450	43,839
Occupancy and equipment	6,381	5,569	5,797	22,917	22,464
Bad debt expense	7,038	264	1,136	50,640	1,477
Goodwill and intangible asset impairment	137,421	—	—	137,421	—
Other expenses	6,546	7,494	5,940	26,421	27,231
Interest expense on long-term debt	11,415	10,029	9,530	40,942	30,829

	210,229	67,269	67,180	450,463	249,488

Loss from continuing operations before income taxes	(167,518)	(15,071)	(4,531)	(233,131)	(20,431)
Income tax expense (benefit)	17,173	(6,895)	(829)	(10,064)	(5,830)

Loss from continuing operations	(184,691)	(8,176)	(3,702)	(223,067)	(14,601)
Income (loss) from discontinued operations, net of tax	4,345	(3,958)	498	(2,443)	(5,246)

Net loss	$(180,346)	$(12,134)	$(3,204)	$(225,510)	$(19,847)

Income (loss) per share — basic and diluted:
Loss per share from continuing operations	$(6.68)	$(0.29)	$(0.13)	$(7.92)	$(0.54)
Income (loss) per share from discontinued operations	$0.16	$(0.14)	$0.02	$(0.09)	$(0.19)

Loss per share	$(6.52)	$(0.43)	$(0.11)	$(8.01)	$(0.73)

Weighted average common shares outstanding — basic and diluted	27,672	27,987	28,394	28,168	27,034

PENSON 4Q11 RESULTS

Penson Worldwide, Inc.

Condensed Consolidated Statements of Financial Condition

(In thousands)

	December 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Cash and cash equivalents	$43,509	$55,507
Cash and securities — segregated under federal and other regulations	2,529,301	5,155,822
Receivable from broker-dealers and clearing organizations	146,313	114,187
Receivable from customers, net	983,420	1,606,427
Receivable from correspondents	74,521	102,192
Securities borrowed	544,109	851,371
Securities owned, at fair value	34,686	458
Deposits with clearing organizations	496,775	388,520
Property and equipment, net	22,452	27,936
Other assets	71,374	251,884
Assets held-for-sale	1,250,946	1,765,169

Total assets	$6,197,406	$10,319,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$133,110	$78,165
Payable to customers	3,692,140	6,314,493
Payable to correspondents	124,863	230,651
Short-term bank loans	80,800	317,500
Notes payable	271,302	259,729
Securities loaned	549,166	1,025,909
Securities sold, not yet purchased, at fair value	499	549
Accounts payable, accrued and other liabilities	70,579	99,351
Liabilities associated with assets held-for-sale	1,199,362	1,692,205

Total liabilities	6,121,821	10,018,552

Stockholders’ Equity
Total stockholders’ equity	75,585	300,921

Total liabilities and stockholders’ equity	$6,197,406	$10,319,473

PENSON 4Q11 RESULTS

Penson Worldwide, Inc.

Supplemental Data

	Three Months Ended					Twelve Months Ended
(in thousands)	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Interest revenue
Interest on asset based balances	$20,844	$21,144	$21,918	$17,917	$11,375	$72,354
Interest on conduit borrows	2,074	1,713	1,887	1,472	1,351	6,423
Money market	1,255	1,059	731	432	542	2,764

Total interest revenue	24,173	23,916	24,536	19,821	13,268	81,541
Interest expense
Interest expense on liability based balances	4,332	5,075	5,308	4,514	2,545	17,442
Interest on conduit loans	1,429	1,135	1,177	836	886	4,034

Total interest expense	5,761	6,210	6,485	5,350	3,431	21,476
Net interest revenue	$18,412	$17,706	$18,051	$14,471	$9,837	$60,065

Average daily balance (1)
Interest earning average daily balance	$7,215,655	$7,887,490	$8,165,664	$5,841,380	$3,977,480	$6,468,004
Interest paying average daily balance	6,467,793	6,996,801	7,369,544	5,432,994	3,703,470	5,875,702
Conduit borrow	545,523	652,845	661,567	451,351	386,653	556,906
Conduit loan	548,027	652,402	660,906	450,280	385,878	556,168
Average interest rate on balances (1)
Interest earning average daily balance	1.16%	1.07%	1.07%	1.23%	1.14%	1.12%
Interest paying average daily balance	0.27%	0.29%	0.29%	0.33%	0.27%	0.30%

Spread	0.89%	0.78%	0.78%	0.90%	0.87%	0.82%
Conduit borrow	1.52%	1.05%	1.14%	1.30%	1.40%	1.15%
Conduit loan	1.04%	0.70%	0.71%	0.74%	0.92%	0.73%

Spread	0.48%	0.35%	0.43%	0.56%	0.48%	0.42%
(1) Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.
Fed rate
Average	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
Ending	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%

PENSON 4Q11 RESULTS

Penson Worldwide, Inc.

Non-GAAP Disclosure

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Net revenues, GAAP basis	$42,711	$217,332
Non-GAAP adjustments
CME shares mark to market	—	1,858
Other	—	170

Net revenues, as adjusted	$42,711	$219,360

Loss from continuing operations, GAAP basis	$(184,691)	$(223,067)
Non-GAAP adjustments, net of tax:
Litigation costs	318	1,376
Severance costs	(1,088)	15
Restructuring costs	441	1,037
CME shares mark to market	—	1,778
Bad debt	7,721	6,814
Non-cash write down of nonaccrual receivables	—	41,151
Penson Asia closure	—	502
Conversion related accelerated depreciation	1,492	1,295
Goodwill and intangible asset impairment	151,713	131,512
Ridge earnout adjustment	(1,504)	(1,305)
Other	—	371

Loss from continuing operations, as adjusted	$(25,598)	$(38,521)

Loss per share — basic and diluted, GAAP basis	$(6.68)	$(7.92)

Loss per share — basic and diluted, as adjusted	$(0.93)	$(1.37)

Weighted average common shares outstanding — basic and diluted	27,672	28,168

PENSON 4Q11 RESULTS

Penson Worldwide, Inc.

Reconciliation of loss from continuing operations to EBITDAS

(Unaudited)

(In thousands)

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Loss from continuing operations	$(184,691)	$(223,067)
Income tax expense (benefit)	17,173	(10,064)
Depreciation	4,520	14,977
Amortization	943	3,898
Interest expense on long-term debt :
Cash interest expense	8,430	33,399
Noncash interest expense	2,985	7,543
Stock-based compensation	611	3,266

EBITDAS (1)	$(150,029)	$(170,048)

Litigation costs	288	1,438
Severance costs	(986)	16
Restructuring costs	400	1,084
CME shares mark to market	—	1,858
Bad debt	7,000	7,120
Non-cash write down of nonaccrual receivables	—	43,000
Penson Asia closure	—	525
Goodwill and intangible asset impairment	137,421	137,421
Ridge earnout adjustment	(1,364)	(1,364)
Other	—	388

Adjusted EBITDA	$(7,270)	$21,438

(1)	Defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation.
All amounts are inclusive of discontinued operations.